Exhibit 99.2

AXS-ONE

Moderator: Matt Hayden

October 28, 2004

4:00 pm CT

Operator:

Good afternoon. My name is (Mark) and I will be your conference facilitator today. At this time I would like to welcome everyone to the AXS-One Third Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key. Thank you.

Mr. Hayden, you may begin your conference.

Matt Hayden:

Thanks (Mark). Good afternoon. We’d like to thank everyone for joining us today for AXS-One’s Third Quarter Earnings conference call. The call today will be hosted by Mr. Bill Lyons, Chairman and Chief Executive Officer as well as Mr. (William Levering), the company’s Chief Financial Officer.

As (Mark) mentioned earlier, following management’s discussion there will be a formal question and answer session open to those participants on the call.

Before we get started I’m going to take care of the housekeeping items which of course includes going through the Safe Harbor statement.

Statements in this conference call that are not descriptions of historical facts are forward-looking statements that are subject to both risks and uncertainties. Words such as expects, intends, believes, plans, anticipates, approximately, and likely also identify forward-looking statements. All forward-looking statements are based on current facts and analysis and are made pursuant to the Securities Litigation Reform Act of 1995.

Actual results may differ materially from those currently anticipated due to a number of factors including but not limited to the development of new products, the commencement of production, or future financial performance of the company.

Other risks may arise from changes in the rate of growth in software technology market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing, and other factors described in the company’s most recent annual report 10-K and quarterly report 10-Q filed with the SEC.

So at this time I’d like to turn the call over to Mr. Lyons who will be making the opening remarks.

Bill Lyons:

Thanks Matt. Good afternoon everyone. The third quarter is a step in the right direction for the company, a transition quarter if you will, as we retool the company to capitalize on the significant revenue opportunity before us. We have repositioned the company to capitalize on an emerging records compliance management market.

Let me state simply what our vision is and what we expect to accomplish. Compliant management of corporate records including email archiving switched from a nice-to-have application to a should-have application with the advent of corporate malfeasance with Enron and WorldCom and others to a must-have application thanks in part to (Elliott Spritzer).

Post-Enron people started taking compliance and preserving corporate records seriously. Now compliance and corporate governance have executive level sponsorship and the market has moved from applications that only address email to a market that has to address the full spectrum of compliantly managing all corporate records, records compliance management.

What do I mean? Let me give you a for instance. Companies want to be able to provide a corporate instant replay of their business transactions and regulatory bodies want the same, essentially to provide a level, auditable playing field.

Say you’re Merrill Lynch and your attorneys or executives want to see all Inclone Systems transactions that occurred in December 2001 and also see the reports and all email between (Peter Pakonovich) and Martha Stewart.

Your first concern is have we actually kept - have we actually archived those records. Secondly, are those records authentic, could they have been changed or been tampered with. Lastly, does that mean we have to go and search through each application separately to find the records we need, essentially to find the needle in the haystack.

Organizations want something different. They want a single system with a single interface to all records, essentially providing a comprehensive search across all key corporate documents, be able to review the results of the search in one interface, and then be able to click on them and see exact replicas the electronic original and know that those documents have not been modified.

In other words they want to transparently provide secure retention of all essential or required documents. And on the flip side, they want assured destruction that ensures that records are deleted when the retention period is over, eliminating a liability time bomb and avoiding costly legal fishing expeditions.

AXS-One with its product suite provides this better than anyone else and we believe this is exactly what the market wants.

With this in mind from a products requirement point of view and the expectation that more and more stringent laws are coming along with the increased pressures for corporate governance and legal discovery, we believe virtually all corporations will use some form of software to help them manage their records for retention and compliance over the next three to five years. This is a huge opportunity.

Therefore we have adopted a strategy to partner with significant corporations across the world so that we can have credibility, legitimacy, and reach to become a leader in this market.

We have embarked on that strategy and have made progress this past quarter. In fact since the acquisition of (KBS) by (Veritos) we’re ten times 2003 revenues this past September. We have become far more attractive as a partner because we are the last independent company in this RCM space or at least the largest independent left in this market.

We’ve also hired new executives in marketing, business development, customer support, development, and most recently in sales. Today it’s my pleasure to announce the appointment of (Matt Suffoletto) as Senior Vice President of North American Sales and Professional Services. (Matt) joins us from (Open Techs) where he was the President and CEO of the (Ixos) U.S. subsidiary before it was acquired by (Open Techs) last October.

I have known (Matt) for years since our IBM days. (Matt) has sales experience with Lotus, Data Ease, Primavera, and just prior to (Ixos) he was CEO of Tech Trader. With (Matt)’s knowledge of the market he will help us accelerate in this marketplace.

Now I will turn the call back to (Bill Levering) to discuss the quarter’s results. I will expand on my comments about our future prospects and growth after (Bill)’s comments. (Bill)?

(Bill Levering):	Thanks Bill and good afternoon to everyone. As usual I will focus on services revenue and the expense categories as Bill Lyons will talk more about license revenue and the market in general.

Services revenue has increased approximately 1% from $7.7 million in Q3 ‘03 to $7.8 million in Q3 ‘04. The increase occurred mainly in the United States and United Kingdom and resulted from a $300,000 increase in our traditionally steady recurring maintenance stream offset by $200,000 decrease in our consulting revenue relating mainly to our Australian office.

Costs of license fees increased from $371,000 in Q3 of last year to $693,000 in the current quarter. In 2003 the amortization of capitalized software costs made up the majority of that amount. It was $328,000 and third party royalties accounted for only $43,000.

During the latest quarter the amortization was reduced to $275,000 and the royalties increased to $418,000. We traditionally do not pay significant royalties on our enterprise software suite but as we sell our email solutions as well as our third party payroll system in Australia we expect royalties as a percentage of costs of license fees to be higher than historical averages.

Cost of services expense has increased from $3.8 million in Q3 ‘03 to $4.1 million in the current quarter and occurred mainly in the United States and United Kingdom. A portion of the increase relates to additional third party consultants utilized to generate additional services revenue as noted previously.

We have also hired experts to assist in implementing our new records compliant management solutions as well as using third party consultants to assist our services department in establishing an infrastructure to support our new and emerging channel strategy by (unintelligible) our product, providing training and running documentations to support this initiative.

These tasks while non-revenue generating currently will assist us in bringing new resellers up to speed on our products in a more timely fashion.

Sales and marketing costs have increased from $1.8 million in ‘03 to $2.3 million in the current quarter. As I noted on last quarter’s conference call, we expect these costs to increase and will continue to increase as we staff up to capitalize on the growing records compliant management market.

Research and development costs have increased from $1.7 million in Q3 ‘03 to $2.1 million in the current quarter. As noted previously we have increased our R&D staff as well as temporary employees to enhance our products and develop new products for the emerging RCM market.

In addition the amount capitalized for development costs decreased from $317,000 last year to $40,000 in the current quarter as we are compressing the time to market from technology feasibility to general release.

General and administrative costs increased from $1.5 million in Q3 ‘03 to $1.7 million in Q3 ‘04. The increase related to approximately $350,000 of bad debt expense offset by some savings related to the restructuring that was done in Q2 of ‘04. The restructuring and other costs were lower than estimated and as such a credit of $83,000 was recorded during the quarter.

Interest income increased due to the closing of the private equity transaction early in Q2 which netted approximately $7.7 million to the company. The interest expense declined to 0 as we repaid our long term debt facility as of March 31, 2004.

Our equity and losses from subsidiaries went from a loss of $81,000 in Q3 of ‘03 to a smaller loss of $40,000 in the current quarter. During both quarters there were no license deals recognized in South Africa so the joint venture did lose some money without such license revenue. However, the joint venture is doing more consulting work currently and as such the loss is smaller.

The company’s balance sheet reported $6.7 million in cash as of September 30, 2004 compared to a cash of $2.9 million as of December 31, 2003, the result of the $7.7 million private placement. The company carries no long term debt.

With that out of the way I’ll turn the call back to Bill for additional discussion of the company and the industry.

Bill Lyons:

Thanks (Bill). As you can see from our recent press releases and our web site, we are making progress with our new direction. We have signed up new resellers in geographies across the world and will continue to do so. We are establishing a reseller model so we can capture market share across the world.

When Sun and other partners become fully functional and we’re making great progress this quarter, we will have thousands of people trained and selling our products worldwide. Likewise we are in discussions with other significant partners and we expect to develop beneficial partners with them over the next months.

With regard to other resellers, we expect to drive business through Sun’s resellers as well as independent resellers that we develop. We are making progress on both fronts.

Let’s discuss products. We now start Compliance Platform 3.0 featuring Retention Manager on October 1 and we expect to deliver it next month. We are building a pipeline across the world on our email archive and compliance products. This product will work well in the reseller environment.

For our SAP link product we have closed our first three deals — (Mantrack), (Clariant), and the largest SAP customer in Malaysia. We have a significant backlog and have resellers signed up to sell it. There will be more in future quarters. We expect a respectable performance from this product line in the quarters to come.

We are particularly excited about it because we position it not just as an SAP archive that improves performance but rather as part of our total RCM solution. This product should become a consistent revenue generator in future quarters.

Likewise our bill presentment product has finally moved to the revenue generation phase of its life cycle. We signed the largest four tour operators, T4, in the U.K. on a three year deal to use our product. They will move from limited use to widespread use this fourth quarter as we scale the software and infrastructure to support the increased volumes. They will begin to issue invoices and statements to the travel agents across the U.K.

We are now in the process of signing up as many tour operators as possible and have resellers signing up the smaller travel agencies. This is a very exciting application that is the natural extension of our core competency in enterprise archival and work flow.

What differentiates us in this market is our ability to easily archive historical information. That information could include past statements and invoices or credit memos generated by legacy systems or actually virtually anything that would be useful in helping a customer agree to the invoiced amount. This is coupled with an online dispute resolution application that speeds the process of resolving any issues and getting the bill paid in a timely way.

The value proposition for a customer is really quite compelling. You will save money from Invoice One, no more printing costs or postage costs. There will be virtually no up front fees. Your customers will pay their invoices more quickly so your DSOs will improve.

And finally your customer will be more satisfied with this new way of doing business. And finally you will have an unalterable copy archived for as long as corporate policy requires that you can search, retrieve, and erase as I outlined earlier.

We are in the process of extending this application to other industries and other countries. We should see measurable results in this category and succeeding quarters.

Therefore we have an entire new suite of products from our compliance platform that includes email, Retention Manager, and SAP archival products to our new bill presentment, an e-delivery solution — all new and all generating revenue in this fourth quarter.

There is a similar story with our partners. We have been successfully executing against the plan of taking an excellent partnership in one geography and transferring that foundation to other parts of the world. We are cultivating relationships with Sun across all regions and are developing a workable pipeline in those geographies.

We expect to generate significant business in 2005 with Sun and other partnerships. The number of customers that are jointly working - that we are jointly working on has increased and we expect it to significantly increase as the roll out of our partnership continues this quarter. I will review the specifics of this announcement plan during the next quarterly call.

Now for the pipeline. There is a difference between time to market and time to revenue — we understand that. And part of that difference is the training of our channel and their sales forces. Recall that we not only have we changed our corporate focus to capitalize on this new records compliance management market, but we have also introduced an entire new product suite and with new marketing focus and a completely new set of partners and resellers.

The third quarter was a transition to this new model and we are beginning to see the results in increased RFPs, an increased pipeline, in leads, in resellers, in partners, in new products, and soon in very measurable sales results.

We see channels provide the reach and the context is to accelerate our growth. For example, there are several deals in the pipeline from partners where decisions will be made this quarter where we have virtually no direct contact with the customer. In future quarters I expect we will be receiving business in many territories and geographies where we’ve had no direct involvement.

In a growing market like we are entering, this reach enables us to scale to much greater revenue levels quickly. So while we may give up 30, 40 points of margin, it will be far outweighed by the increased amount of revenue we receive.

So the third quarter was the transition quarter where we actually improved our quarterly performance in RCM, but more importantly we have laid the foundation for a leveraged model going forward.

I’m happy to answer any questions that you may have. (Mark), if you’ll take the questions please?

Operator:	At this time I would like to remind everyone, if you would like to ask a question press Star then the number 1 on your telephone keypad. Your first question comes from Chuck Goldblum.

Bill Lyons:	Hey Chuck.

Chuck Goldblum:	Talk about - you talked about license margin a little bit and obviously you’ll have increased royalties with partner sells. Give me a sense about what you expect license margins to be going forward.

Bill Lyons:

Well (Bill) mentioned that it was affected by two elements and some fees with RCM which will probably be relatively minor. There were some specific fees associated with HR payroll systems in Australia this quarter. I think they’ll be minor going forward. So I think they’re, you know, I don’t know whether you have a number but probably in the …

(Bill Levering):	It depends on the mix. I know the Australian payroll system, we have a 35% margin on that. There’s not much involvement on our side but we do get a 35% margin.

Chuck Goldblum:	Okay, well just on the bill presentment stuff and on the RCM stuff, is that - what sort of margins can we expect on that license wise?

Bill Lyons:	Well bill presentment as you know is a recurring revenue model.

Chuck Goldblum:	You bet.

Bill Lyons:

And the only fees associated with that but I suspect, you know, we’re going to be paying the hosting agency, but that’s a relatively small amount. We should see those revenues next quarter but I suspect they’re going to be very high margins.

Chuck Goldblum:

Okay, no, I’m just, you know, I guess in a traditional license model without partners, you might see a 90%, 95% license margin. So for the RCM with the partners what sort of margins should we expect relative to that?

Bill Lyons:

Well there’s a couple of probably - we do have some embedded software like search engines and things in the software that’s typical in this market. So the margins will be a little bit less than, you know, a traditional software model. And whether there’s instant messaging in there that we’re working with a face time or IM logic, that’s the mix that (Bill)’s talking about. But I’d say normally it’s probably going to be in the 90% range.

Chuck Goldblum:	Okay, and as a recurring revenues come in with the bill presentment stuff, is the margin there and higher as well?

Bill Lyons:	Yes.

Chuck Goldblum:	Okay. Also just refresh our memory a little bit about how you see the revenue coming in on that. We’ve sort of heard different …

Bill Lyons:	On the bill presentment?

Chuck Goldblum:	That’s correct.

Bill Lyons:

Yeah, the bill presentment - let me give you this analogy. I suspect it was a three year deal that if you combine the ferry company operators that we have including (Stun Online) with the tour operators that we expect to get, we expect the total value of those elements of the T-4 or of the recurring revenue to be $6 million plus over a three year period. And we hope to do substantially better than that.

Now for example we want to extend it to more ferry companies and we also want to take that whole package to other travel industries and other countries like Germany.

Chuck Goldblum:

Okay and you said you expect to start seeing revenues on that starting even this quarter. Is it just going to be the first trickle, is it going to be $200,000 — just give me a sense of your general expectation.

Bill Lyons:

Well we actually have had a pilot mode last quarter with the revenues were diminimous and what we’re actually waiting for until we sign the contract which took a, you know, they always do take a little bit longer particularly when you have a committee that you’re dealing with, four companies.

And but what we need to do, after we got it signed then we have to work with our hosting provider to get the scale and the infrastructure in place so we can actually accept the substantial increased volumes.

So I suspect we’ll get one good month this quarter and then as the travel industry goes Chuck, actually the first and second - the first quarter is a very good quarter because people book in anticipation of their summer holidays. That’s news to me but that’s what I’m told by our U.K. colleagues that actually this is a good time to get it in the fourth quarter so we get the up tick in the first quarter.

Chuck Goldblum:	Okay so the first quarter will you expect to see some revenue maybe even in the six figures would be Q1 or is that overstating it?

Bill Lyons:

I expect good revenues in the first quarter. You know, I don’t want to give you any forward statements but I think that first quarter you should see, let’s see, I’d say, you know, they would be significant based on our past performance.

Chuck Goldblum:	In bill presentment?

Bill Lyons:	Yes, in bill presentment.

Chuck Goldblum:

Okay, okay. And you referred a lot to the sort of broad indirect channel you’ll be having on the RCM product. Give me a sense, you know, you talk about sort of the big growth one can get through that and that’s pretty exciting. Can you give us a sense of what that is? You know, sort of relative to where we are it must be great but just give me a sense of size, you know, you could be as wide ranging as you like but something I can understand.

Bill Lyons:

Well I’m trying, you know, it’s - the thing that I want to be cautious about is that we have a number of partnerships and we’re actually now whereas before the partnerships were there and were trying to set up the infrastructure and get the product tested and get the product, you know, battle ready for the reseller market. We probably have 10 or 15 serious deals that we’re working with partners that are, you know, certainly in the six figure range.

Now we’re not - I don’t have the track record to tell you how many of those I’m going to close, but we’re quite excited to be down at the level where we’re talking to the customers with our partners.

So, you know, we think that - we get wildly optimistic, you know, you can - we’ll have thousands of people with very good contacts across the world. So we’re looking for a program that gives us this credibility, legitimacy, and reach and we think this is doing it. It really will be in the next weeks that we start - that you’ll start to see some specific tangible evidence of the partnership and what it’s yielding.

Chuck Goldblum:	Okay and when you talk about 10 to 15 deals, is that - first of all obviously when you mention the word pipeline us investors are always pretty keyed in on what those figures might be and how they change over time. And we’re sensitive to that obviously.

So when you talk about 10 to 15 deals six figure wise, are these deals where you’re the one guy negotiating with them or they’re still selecting among a bunch of folks, we’re still at RFP phase, you know, give me sort of a sense to where they sit in the funnel.

Bill Lyons:	They go across that whole spectrum. Literally, you know, if it’s - they’re not - what they’re not is registered names that we don’t have a firsthand look at the reality of the situation.

You know, in the past you’d ask about pipelines, I’d say Sun has got a great pipeline but I really can’t call it my own pipeline because I haven’t been to the customers to verify whether it’s just a name and a wish list or whether it’s a real opportunity. But the situations that we’re dealing with now literally across the world are there’s a very large pipeline, I’m talking about the ones that have been specifically qualified by us.

To give you a sense, you know, you know Chuck I’ve talked to you in the past on these calls that the pipeline wasn’t supporting the revenue in Q2. That pipeline is firming up and we’re very optimistic that it will grow substantially as we take - as we get an actual view of more of what our partners have.

You know, so the part that we’re seeing is the pipeline is good and growing and the funnel if you will that is a lot of names that our partners are suggesting are prospects but we haven’t qualified, if that qualifies in a relatively positive way then the backlog will be very positive.

Chuck Goldblum:	Okay and you just referred - my last question and I’ll get back in line. You just referred to making sure the product is - your words were battle tested and ready. Is that to say we’re not there yet?

Bill Lyons:

No, that was just in the process of what we’ve been doing over the past quarter. So two comments — we had a June 30 target date to have a product ready. We did. This is - we announced on October 1 a new version of it including Retention Manager. That product ships next month. It’s that product that I’m talking about which is normally going through the final phases of QA.

And we’re also with one of our partners taking it through extensive performance testing which will give us a leg up in competitive situations because we’ll have an awful lot of information on how our product scales which we think will be a competitive advantage for us.

Chuck Goldblum:	Okay thanks, I’ll get back in line.

Bill Lyons:	Thanks Chuck.

Operator:	Your next question comes from Del Warmington.

Del Warmington:	(Unintelligible) qualified potential with your alliance with both Sun and SAP?

Bill Lyons:	I’m sorry Del, I couldn’t hear your question clearly.

Del Warmington:	Yeah, I’m asking if by chance you could quantify the revenue potential with your alliances with Sun and SAP?

Bill Lyons:

Sure. The Sun partnership is literally a worldwide partnership and we’ve had conversations in a half dozen countries with country managers. They have 5000 sales reps. And if you believe as I do that records compliance management software is going to be required in most of the corporations around the world of any significant size, partnering with Sun to reach that opportunity is absolutely significant.

Sun is - I’m not going to give you specific numbers here, but Sun has - but this should be encouraging. Sun has a quota that they have assigned for this area that they expect to achieve by their year end, June 30, 2005 and we’re pleased with that. We hope to exceed that substantially.

With SAP, SAP is - the SAP archive market is a very good market. Our belief is that we want to get the archive, as I told you as we take a look at our vision here, we want to be able to get the information whether it sits in SAP, whether it’s books or records, or whether it’s email. So various customers from around the world may have one of those categories as a priority versus the other and we don’t care because we feel if we get the archive for one we’ll end up improving our chances to get it for the other two components.

So SAP in countries around the world where compliance is not as hot button an issue as it is in the United States becomes a very good way to show the quality of our product and what it can do more than just as an archive but as a compliant archive with retention capabilities.

So in the Pacific Asia Pac, SAP is extremely important to us. We have resellers in South Africa and a very good working relationship with a lot of major corporations in South Africa. I told you we had our first three sales in that area and we expect to get substantially more this quarter and beyond. We also have contacts with SAP executives in those countries.

In the United States we’re in conversations with resellers to help us take us to that market and also with resellers in the U.K. Both markets would be significant.

We’re handling more of the SAP ourselves through our own resellers so the results of that while I think will be very good, Sun could be substantially higher because of their particular reach and the way they are using the program. SAP themselves isn’t selling our product, it’s resellers that are selling the archive as an adjunct to SAP.

Hopefully that gave you some texture in what we’re doing.

Del Warmington:	Yes it did but (unintelligible) would it have been natural for you to have an alliance with a major systems vendor such as IBM (unintelligible)?

Bill Lyons:	I think that if I understood your question it would make more sense to have alliances with the system vendors. IBM has a competitive product so it’s difficult to have an alliance with them.

So the people that are our natural allies are the storage vendors selling a new information life cycle management system where part of that system is software, the archive, and the rest is a strategy of having various priced software components depending on the value and the age of the content that you’re trying to store.

So a partnership with Sun is important. We have a partnership with (Net Abs) and we’re talking to other storage vendors and should have progress in those discussions over the next months into next quarter. That’s the natural alliance.

Systems integration firms are also a good ally for us as we go forward particularly with compliance practices and Sarbanes-Oxley practices. They would be natural. So, you know, companies like Sun, SAP, British Telecom, and other SIs, they would be the natural partners for us.

The hardware vendors, HP, you mentioned IBM, both have relationships with - HP bought a company called (Persist), IBM has a well-known partnership with (Ilumin). And while we haven’t given up talking to them because we think we have superior solution, they’re not as fertile a ground as some other particular partners.

(CA) I don’t think would be a particularly good partner. They have a wide category of products and they don’t seem to have any focus in this area yet.

Del Warmington:	And I realize there was a huge increase in your op ex. Where could we expect this (unintelligible) as a percentage of revenue going forward?

Bill Lyons:

A huge increase in what, operating expense? I think (Bill) talked about the operating expense increases. I think they, I mean, one part that you should just, you know, let me make note of again is that we’re - we’ve reduced substantially our capitalized software expenses. That should return a result for us in the future.

Some of the other expenses are cost of license sales, I think we talked about that with Chuck in the first question. I think it will improve but it’s a mix problem as we get more RCM specific sales going forward. That item should improve. Cost of services, that’s a modest increase in professional services where we use more stringers based in certain geographies.

We’re hiring more RCM professional services people. I think those margins will improve over time. Sales and marketing will probably not. We’ve increased when we have our riff on June 30 of some 35 people, we reduced our expenses about $2-1/2 million and we’re hiring many of those people back in other areas — business development, sales, marketing.

So I think you’ll see an increase in the sales and marketing line. The research and development line is as I’ve said in part because of capitalized software.

So I think that we’re aiming to move back to profitability as soon as we can. We have a business model planned and we’re building a plan to meet that business model and those profitability targets.

Del Warmington:	Thanks a million.

Bill Lyons:	You’re welcome.

Operator:	Your next question comes from Mike Zimba.

Mike Zimba:

Yes, it kind of ties into the cash flow situation. If I’m looking at this right maybe (Bill Levering) can help. I see $9.2 million in cash at the June quarter and now $6.6 million which is - at that rate you’d be out of money by the March quarter burning $2-1/2 million a quarter.

So I know you don’t want to be specific about guidance going forward, but can we assume that’s going to slow down, the burn rate?

Bill Lyons:

Yeah, a lot of that, you know, a little over $1 million was to pay off some of our severance costs that were actually accrued, you know, as of June 30 because those amounts were not paid as of June 30. So we did have to fund obviously some of the losses in Q3 as well as some of the costs that were incurred in Q2, as I said, severance, etc., etc.

We don’t expect to obviously burn cash going forward to that degree and hopefully as (Bill) pointed out we’re developing, you know, plans and budgets to, you know, reach certainly profitability goals and in that obviously we’re going to try to plan to not burn cash at all.

Mike Zimba:	So you don’t - in other words don’t want to get down to scraping the bottom of the barrel before things turn up. You kind of plan …

Bill Lyons:	No, we’re not planning to get down anywhere near that close.

Mike Zimba:

The second part of that is because accounts receivable went from $7.6 million to $5.7 million so it seems like there would have even been more cash there. I’m not a balance sheet expert so how did that - where did that almost $1 million go then?

Bill Lyons:

I believe you would also see a similar decrease in deferred revenue and it’s just the timing of when we - how we billed maintenance versus when we collected maintenance. A lot of our maintenance is billed at the beginning of the year so you’ll see the - as we go throughout the year the deferred revenue piece comes down as well as the accounts receivable piece.

Mike Zimba:	Oh okay, thank you then.

Bill Lyons:	Okay.

Operator:	Our next question comes from Brian Ladin.

Brian Ladin:

Hi, when I look at some of the sales that you guys have announced, and specifically sort of focused on the management change that happened a couple of quarters ago, the wins I see are wins that were basically in the bag from old management. And I’m just curious, you know, kind of have you guys secured any significant sales and, you know, what is the status of the pipeline right now?

Bill Lyons:

Brian, yeah we have, you know, we have switched our model from a direct focus to a channel focus and yes, we have secured a number of sales. A pipeline by its very nature - well let me put it this way. If you’re saying have you found any new customers that were not know to you six months ago, a few but probably, you know, a typical sales cycle may be six months.

So the entire T-4 industry while we’ve talked about in a long time finally came to completion and all of those contracts are brand new. The SAP customers are brand new. So bill presentment is finally shipping this past quarter, SAP is shipping for the first time, so all SAP customers and we have a robust pipeline in SAP business. The records compliance management including Retention Manager, Retention Manager is brand new and anybody who’s using that is a brand new customer for that area.

So I get the gist of your question you want to, you know, you want to see more sales but actually RCM sales, records compliance management sales, went up in Q3 versus Q2 and we expect them to go up again next quarter and beyond. That’s what we’re - that’s the transition we’re going through.

It’s all new products, it’s getting them battle tested, it’s getting partners to sell them, it’s going to new geographies, new territories, getting entire new management team, getting virtually in the United States a 50%, 60% shift in new salespeople.

And we did all of that because we see the market and as I said in my remarks the RFPs are up, the pipeline’s up, the leads are up, the partner interest is up, all of things are there. I can’t, you know, I can’t disclose deals that aren’t 100% complete but there’s good progress in those areas.

So it’s just as I said Brian, it’s a transition quarter. The foundation is firming up and when we have this call next quarter we should see improved results.

Brian Ladin:

So as a litmus test for the new management team and some of the changes that your regime has brought to the company, is it fair to say we should expect to see some significant sales announcements in the coming quarter?

Bill Lyons:

Brian, you know as well as I do I can’t - I really can’t comment on, you know, forward disclosure on that. I would say that we put this team in place to be successful. This is the transition quarter and you should measure us and our effectiveness in future quarters, absolutely. Now I can’t say what that bar should be. You’ll decide. We have a plan and you’ll have an expectation and hopefully they’ll, you know, we’ll exceed yours.

Brian Ladin:	Thank you.

Bill Lyons:	Thanks Brian.

Operator:	Our next question comes from Chuck Goldblum.

(Charlie Grumberg):	Hey Bill, this is (Charlie Grumberg).

Bill Lyons:	Hey (Charlie), how are you?

(Charlie Grumberg):	Good, I’m here with Chuck. Okay, just a quick question. You talked about the three SAP link deals. Can you tell me a total deal count in the quarter?

Bill Lyons:	The number of deals in the quarter?

(Charlie Grumberg):	That’s correct.

Bill Lyons:

(Bill) is going to look it up. Actually the - two of those deals were done last quarter, the one was done so far this month. I was really referring to the up tick in SAP. We probably have, you know, 10 to 15 additional prospects in SAP that we’re working on now.

(Charlie Grumberg):	Okay well maybe a better question is, give me a sense about ASP during the quarter.

Bill Lyons:	Well I can - what number is that?

(Bill Levering):	Yeah, we did 27 new deals this quarter.

Bill Lyons:	Some of those deals which makes it more difficult (Charlie) are ASP deals through RCM products, through our resellers.

(Charlie Grumberg):

Okay so do you want to give us a sense of ASP then, how would you like us to see ASP for RCM going forward whether it’s direct or indirect? I’m just trying to get a sense of, you know, when you come back to me next quarter and say gosh, we did ten great RCM deals. Well what should we expect that to be license wise? I mean, generically I know it’s different sizes.

Bill Lyons:	Yeah, I don’t know that we, you know, we have enough data points to help you with your model here. There is like - let’s see the number of tracks we have here.

You know, we have the old ERP deals, we’ve got the records compliance management deals, some are on an ASP, some aren’t, we have bill presentment which is each of those contracts we sign are new deals, that’s all recurring revenue, and for at least the next, you know, the next bit of time we’ll put the recurring revenue in with services and other and licensed revenue, continue in the licensed revenue so there will be at least some purity there.

And we’ll try to be able to anticipate your question next time and say okay, of the licensed revenue deals not including the bill presentment, and maybe if we look at this we can figure out what - how many are ASPs. Maybe I’ll try to - I think in the future when you get a brand new RCM deal it’s going to be six figures and above.

And, you know, the ones that we’ve had a good number of the ones we’ve had have been more like 200 or above, not including professional services. When we get more to a channel model, you know, it may be in the mid 100s but we expect a lot more of it.

The thing that’s encouraging is we have a number of deals that are significantly larger in number of mailboxes size than we’ve done in the past. So that’s the pipeline in the RFP base that’s very exciting and we’re working very hard to translate those. So, you know, you get one of those deals and it throws all the averages off.

So I think maybe the operative point for you to understand is there are more RFPs, those RFPs are coming from in some cases from some people that already had installed the product but it didn’t, you know, it’s not meeting their current total RCM needs.

It doesn’t scale properly, it doesn’t have retention, so they’re going back in the marketplace and we’re responding to those bids in many cases with our partners. So we have more legitimacy than we might just as a small independent software company.

So the RFPs are out there, the pipeline’s bigger, the size of the deal in many cases is bigger than we have in the past — sometimes significantly larger.

(Charlie Grumberg):

Okay, I guess last question on this topic is that I guess, you know, looking at sort of comparative license this year to last year, the numbers are down and I know you’ve done a lot of work changing stuff. And I don’t know, maybe things haven’t taken traction as fast as you would like because of product maturity or what have you.

Bill Lyons:

Well there’s the fact that it’s not visible in those numbers too well is in the last year’s third quarter there was a significant enterprise deal, multiple millions of dollars, that, you know, skewed those numbers.

I think the number that I drilled down on this quarter versus last quarter for example is that the records compliance management business went up. The enterprise marketplace hasn’t gone up, in fact it went down quarter to quarter. But that business is spotty, you know, we get some quarters, we don’t the next quarter. We’re trying to get - our focus is really on the RCM space.

I should hasten to say that we’re going back into the install base and trying to update them on compliance and the need for records, compliance management. We’re actually making some progress with that.

(Charlie Grumberg):

Okay and I guess further more, with the progress you’re making it seems like you’re implying that the flow from the pipe could accelerate in a big way based on getting the big deals, whether it’s Q4 or into next year.

Bill Lyons:

Yes. I think what happens here (Charlie), our view is that if we can snag a few of these significant wins from people who are taking a fresh look, that coupled with our repositioning, our partner strategy, our channel strategy, opens up a window that we think we can separate ourselves from the competition. This is a kind of a unique point in time and we are charging right through that window.

(Charlie Grumberg):

Okay and I guess last question is to a prior questioner’s point, you know, it seems like you see license sort of coming together a little bit going forward. This cash level to a prior questioner’s point is certainly concerning to all of us. I don’t know if you want to sort of hasten a guess on where you think cash bottom is. But, you know, just trying to get a sense of - this is furthermore the turnaround that you’re talking about. Is that correct?

Bill Lyons:

Yes, this is - in my view this quarter was a transition quarter. I expect it to be a transition quarter. It would have been great if there was - if the foundation would firm up a little bit quicker. I’m ready for it to firm up but I think it’s based on what we see in our pipeline, in our forecast and how it’s gelling, we believe that was the transition quarter and progress will be made.

(Charlie Grumberg):	So the end of the day, December quarter, the expectations are license up, cash burn down.

Bill Lyons:	Yes.

(Charlie Grumberg):	And as far as do you have a cash bottom you want to refer to?

Bill Lyons:	No because it’s - well I think we have a comfortable amount of cash. I’m not concerned about cash at all.

(Charlie Grumberg):	Okay, you’re not going to call up investors looking for more money in Q1.

Bill Lyons:

I’m not - we’re not going to be calling up investors looking for more money. Now having said that, that doesn’t mean that there won’t be some point in time where we’ll, you know, people will want to invest.

(Charlie Grumberg):	Okay thanks Bill.

Bill Lyons:	Okay (Mark), is that …

Operator:	There are no further questions at this time.

Bill Lyons:	Thank you very much. Listen everybody, I appreciate it. Let me just wrap up by saying we are very pleased with the progress that we’ve made this past quarter.

It’s a new strategy for us, new channels, new partners, new management team, and a whole suite of new products and we’re getting an awful lot of interest from partners, customers, in the form of increased RFPs, firming up larger pipeline, and we think - we’re very optimistic of our prospects going forward in the fourth quarter and particularly in 2005. I appreciate your interest and stay tuned.

Operator:	This concludes today’s teleconference. You may now disconnect.

END